Exhibit 10.2

NONCOMPETITION AGREEMENT

     This Noncompetition Agreement (the “Noncompetition Agreement”) is made and entered into as of March 22, 2005, by and between William E. Morgenstern and Rent-Way, Inc. (“Rent-Way”), a Pennsylvania corporation. For purposes of this Noncompetition Agreement, the “Rent-Way Companies” refers to Rent-Way, together with its past and present parents, subsidiaries, affiliates and divisions.

RECITALS

     WHEREAS, Morgenstern was one of the founders of Rent-Way and has served as its Chief Executive Officer and President and a member of its Board of Directors (the “Board”) since the formation of Rent-Way in 1981;

     WHEREAS, Morgenstern was elected Chairman of the Board of Rent-Way in October 1999 and is currently serving in such position;

     WHEREAS, Morgenstern has been employed by Rent-Way pursuant to an Employment Agreement dated as of November 20, 2001 (the “Employment Agreement”);

     WHEREAS, Morgenstern desires to resign as Rent-Way’s President and Chief Executive Officer;

     WHEREAS, Rent-Way desires to continue to engage Morgenstern as a consultant, and Morgenstern desires to provide such services; and

     WHEREAS, this Noncompetition Agreement is being executed simultaneously with the Consulting Agreement and Release between Morgenstern and Rent-Way, dated as of March 22, 2005 (the “Consulting Agreement”);

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and set forth in the Consulting Agreement, and intending to be and being legally bound hereby, the parties agree as follows:

AGREEMENT

     1. Payments to Morgenstern in Consideration for His Obligations Under Noncompetition Agreement. In exchange for and in full consideration of Morgenstern’s promises, covenants and agreements set forth in this Noncompetition Agreement, Rent-Way will pay Morgenstern and Morgenstern will accept payments (the “Noncompetition Payments”) at the annual rate of One Hundred Fifty Thousand Dollars ($150,000) for the period beginning May 1, 2005 and ending on the lesser of (a) seven years from such date, and (b) two years after the termination for any reason of Morgenstern’s consulting engagement with Rent-Way other than a termination by the Company without Cause (as defined in the Consulting Agreement) or by Morgenstern for Good Reason (as defined in the Consulting Agreement) following a Change in

Control (as defined in the Consulting Agreement) pursuant to Section 9(f)(iv) of the Consulting Agreement (such time, the “Covered Time”). Such Noncompetition Payments will be paid monthly in arrears and shall be subject to all legally required and customary withholdings. The Noncompetition Payments to be provided herein shall not affect, limit or restrict any remuneration Morgenstern may be eligible to receive under the Consulting Agreement or in connection with rendering services for Rent-Way as its Chairman of the Board or as a member of its Board.

     2. Noncompetition; Nonsolicitation.

          (a) Morgenstern acknowledges and recognizes the highly competitive nature of Rent-Way’s business and that access to Rent-Way’s confidential records and proprietary information renders him special and unique within Rent-Way’s industry. In consideration of the payments to be made by Rent-Way to Morgenstern pursuant to this Noncompetition Agreement, Morgenstern agrees that during the Covered Time, Morgenstern will not directly or indirectly, establish, finance, own, manage, operate, engage in, be employed by, act as a consultant for, or otherwise participate in the conduct of, any business in the United States in the rental purchase industry or which engages in an Other Competitive Business (as defined below) engaged in by Rent-Way (together, the “Business”); provided, however, that the provisions of this Section 2(a) will not be deemed breached merely because Morgenstern is a passive investor who owns less than 1% of the outstanding common stock of a publicly-traded company; and further provided that this provision shall not prohibit Morgenstern’s employment or provision of services to a business by virtue of the fact that such business has divisions or affiliates that engage in the Business so long as Morgenstern does not provide services to and has no managerial or supervisory authority with respect to such divisions or affiliates. As used in this Noncompetition Agreement, “Other Competitive Business” shall mean a business not in the rental purchase industry that (i) is the same or substantially similar to any business engaged in or proposed to be engaged in by Rent-Way at the time Morgenstern begins any involvement with such business and (ii) generates or is reasonably expected within the ensuing twenty-four months to generate at least 20% of Rent-Way’s revenues or profits.

          (b) In further consideration of the payments to be made by Rent-Way to Morgenstern pursuant to this Noncompetition Agreement, Morgenstern agrees that during the Covered Time, he shall not directly or indirectly (i) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of any of the Rent-Way Companies to terminate his, her, or its relationship with such Rent-Way Company; (ii) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Rent-Way Companies to become employees, agents, consultants or representatives of any other person or entity; (iii) directly or indirectly solicit or do business with or attempt to solicit or do business with any customer, vendor or distributor of any of the Rent-Way Companies with respect to any product or service being furnished, made, sold or leased by such Rent-Way Company in connection with Morgenstern’s involvement with any business or venture in the rental purchase industry or an Other Competitive Business; or (iv) persuade or seek to persuade any customer of any of the Rent-Way Companies to cease to do business or to reduce the amount of business which any customer has customarily done or contemplates doing with such Rent-Way Company, whether or not the relationship between the Rent-Way Company and such customer was originally established in whole or in part through Morgenstern’s efforts.

For purposes of this Section 2(b) only, during any period within the Covered Time subsequent to the termination of Morgenstern’s consulting engagement, the terms “customer,” “vendor” and “distributor” shall mean a customer, vender or distributor who has done business with the Rent-Way Companies within twenty-four months preceding the termination of Morgenstern’s consulting engagement.

          (c) During the Covered Time, Morgenstern agrees that upon the earlier of his (i) negotiating with any Competitor (as defined below) concerning the possible employment of Morgenstern by the Competitor, (ii) receiving an offer of employment from a Competitor, or (iii) becoming employed by a Competitor, Morgenstern will (x) immediately provide notice to Rent-Way and (y) provide copies of this Noncompetition Agreement and Section 11 of the Consulting Agreement to the Competitor. Morgenstern further agrees that Rent-Way may provide notice to a Competitor of Morgenstern’s obligations under this Noncompetition Agreement and Section 11 of the Consulting Agreement. For purposes of this Noncompetition Agreement, “Competitor” shall mean any entity (other than any of the Rent-Way Companies) that (A) engages, directly or indirectly, in any business in the United States in the rental purchase industry or (B) engages in an Other Competitive Business.

          (d) Morgenstern understands that the provisions of this Section 2 of the Noncompetition Agreement may limit his ability to earn a livelihood in a business similar to the business of the Rent-Way Companies but nevertheless agrees and hereby acknowledges that the consideration provided to him under this Noncompetition Agreement is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of Morgenstern’s education, skills and abilities, Morgenstern agrees that he will not assert in any forum that such provisions prevent him from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

     2. Enforcement. Morgenstern acknowledges and agrees that, by virtue of his position, his services, and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Noncompetition Agreement would cause the Rent-Way Companies immediate, substantial and irreparable injury for which they have no adequate remedy at law. Accordingly, Morgenstern agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Noncompetition Agreement. Morgenstern waives posting by the Rent-Way Companies of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Noncompetition Agreement are cumulative and shall be in addition to rights and remedies otherwise available to the Rent-Way Companies under any other agreement or applicable law.

     3. Cancellation of Noncompetition Agreement. Rent-Way, in its sole discretion, may elect to cancel the Noncompetition Agreement if a court of competent jurisdiction makes a preliminary or final determination that (a) any covenant in the Noncompetition Agreement is unenforceable or invalid in its entirety, or (b) reduces the scope, duration and/or area of such provision (and substitutes provisions for any such invalid or unenforceable provisions) and/or deletes specific words and phrases in order to make such provision enforceable to the fullest extent permitted by law; provided that Rent-Way may not cancel this Noncompetition Agreement pursuant to this Section 4 unless Morgenstern contended in the proceeding resulting in such determination that the Noncompetition Agreement was invalid or unenforceable in whole or in part.

     3. Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed: (a) in the case of Rent-Way, to Rent-Way, Inc., One RentWay Place, Erie, Pennsylvania 16505, attn.: Chairman, Compensation Committee, with a copy to Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York 10022, attn.: Robert N. Holtzman, Esq. if prior to April 10, 2005 and to Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, attn.: Robert N. Holtzman, Esq. if on or after April 10, 2005; and (b) in the case of Morgenstern, to William E. Morgenstern, 4011 Westbury Ridge Drive, Erie, Pennsylvania 16506, or to such other address as Morgenstern shall designate by written notice to Rent-Way, with a copy to Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036, attn: Paul M. Ritter, Esq. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered or at the time of mailing if sent by registered or certified mail.

     4. Assignment and Transfer.

          (a) Rent-Way. This Noncompetition Agreement shall inure to the benefit of and be enforceable by, and shall be assignable by Rent-Way to, any purchaser of all or substantially all of Rent-Way’s business or assets, any successor to Rent-Way or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise).

          (b) Morgenstern. The parties hereto agree that Morgenstern is obligated under the Consulting Agreement to render personal services of a special, unique, unusual, extraordinary and intellectual character, thereby giving the Consulting Agreement and this Noncompetition Agreement special value. Morgenstern’s rights and obligations under this Noncompetition Agreement shall not be transferable by Morgenstern by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Morgenstern shall die, all amounts then payable to Morgenstern hereunder shall be paid in accordance with the terms of this Noncompetition Agreement to Morgenstern’s estate.

     4. Miscellaneous.

          (a) In the event any payments made or to be made pursuant to this Noncompetition Agreement shall be deemed to be subject to an excise tax imposed pursuant to Section 409A of the Internal Revenue Code, Rent-Way agrees to negotiate in good faith with Morgenstern to seek to avoid the imposition of, or reduce the amount of, such excise tax.

          (b) Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver. Waiver by any of the parties hereto of any breach hereunder by any other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay on the part of any of the parties in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any of the parties of any such right or remedy shall preclude other or further exercise thereof.

          (c) If any provision of this Noncompetition Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Noncompetition Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any provision of this Noncompetition Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants contained in this Noncompetition Agreement, then that invalid or unenforceable covenant contained in this Noncompetition Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable. Following any court action taken pursuant to this Section 7(b), Rent-Way shall have the rights provided for in Section 4 above.

          (d) This Noncompetition Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania applicable to agreements made and to be wholly performed within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises. The parties consent and submit themselves to the non-exclusive jurisdiction of the state and federal courts sitting in Erie County, Pennsylvania over any dispute arising out of or related to this Noncompetition Agreement.

          (e) This Noncompetition Agreement, together with the Consulting Agreement and the plans and agreements or grants governing stock options granted to Morgentstern, constitutes the entire agreement between Morgenstern and Rent-Way and cannot be modified or altered except in a writing signed by both Morgenstern and Rent-Way. The parties acknowledge that they entered into this Noncompetition Agreement voluntarily, that they fully understand all of its provisions, and that no representations were made to induce execution of this Noncompetition Agreement, which are not expressly contained herein or in the Consulting Agreement.

          (f) The Section headings herein are for convenience of reference only and shall not affect the meaning of any provision of this Noncompetition Agreement

          (g) Cessation or termination of Morgenstern’s consulting engagement hereunder with Rent-Way shall not result in termination of this Noncompetition Agreement. The respective obligations of Morgenstern and rights and benefits afforded to Rent-Way as provided in this Noncompetition Agreement shall survive cessation or termination of Morgenstern’s consulting engagement hereunder.

     IN WITNESS WHEREOF, the parties have executed this Noncompetition Agreement.

RENT-WAY, INC.

By:

William E. Morgenstern		Robert Fagenson
Chairman, Compensation Committee of the Board of Directors